UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MICROS SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROS SYSTEMS, INC.
7031 Columbia Gateway Drive
Columbia, Maryland 21046-2289

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 19, 2010

The Annual Meeting of Shareholders of MICROS Systems, Inc. will be held on Friday, November 19, 2010, at 11:00 a.m., at the MICROS corporate headquarters building, 7031 Columbia Gateway Drive, Columbia, Maryland, 21046.  The items of business for the meeting are:

(1)
Election of six directors to hold office for one year terms and until their respective successors are duly elected and qualified (“Proposal 1”) (the Board of Directors recommends a vote FOR the election of the nominated directors);

(2)
Consideration of a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the 2011 fiscal year (“Proposal 2”) (the Board of Directors recommends a vote FOR this proposal);

(3)
Consideration of a proposal to amend the MICROS Systems, Inc. 1991 Stock Option Plan to authorize the issuance of an additional 1,200,000 shares of Common Stock under the plan (“Proposal 3”) (the Board of Directors recommends a vote FOR this proposal); and

(4)	Such other business as may properly come before the Annual Meeting.

The close of business on September 27, 2010, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.  Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

By Order of the Board of Directors,

Columbia, Maryland	/s/	Thomas L. Patz
October 13, 2010		Thomas L. Patz, Executive Vice President,
Strategic Initiatives, General Counsel and
Corporate Secretary

Whether or not you plan to be present in person at the annual meeting, please sign and date the enclosed proxy card and return it in the enclosed envelope, which requires no postage if mailed in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 19, 2010:

The proxy statement and annual report are available at: www.micros.com/InvestorRelations/ProxyAndAnnualReport/2010/.

MICROS SYSTEMS, INC.
7031 Columbia Gateway Drive
Columbia, Maryland 21046-2289

PROXY STATEMENT

Annual Meeting of Shareholders
November 19, 2010

VOTING RIGHTS AND PROXY SOLICITATION

This Proxy Statement is furnished to shareholders of MICROS Systems, Inc. (“MICROS” or the “Company”) in connection with the solicitation by MICROS’s Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held on Friday, November 19, 2010, at 11:00 a.m., at the MICROS corporate headquarters building, 7031 Columbia Gateway Drive, Columbia, Maryland, 21046, and at any adjournments or postponements of the meeting.

This Proxy Statement and the form of proxy are being mailed to shareholders beginning on or about October 13, 2010.

You can ensure that your shares are voted at the meeting by completing, signing, dating, and returning the enclosed proxy card in the envelope provided.  Submitting your proxy will not affect your right to attend and vote at the meeting.  A shareholder who submits a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequently dated proxy, or by filing with the Corporate Secretary of the Company a written notice of revocation.

If you execute and return the proxy to the Company in time to be voted at the Annual Meeting, then the shares represented by the proxy will be voted in accordance with the instructions marked on the proxy.  Executed but unmarked proxies will be voted FOR the election of the nominees for directors and FOR Proposals 2 and 3.  If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote in their discretion on those matters.

We bear the cost of our solicitation of proxies.  In addition to our solicitation of proxies by mail, we (acting through our directors, officers, and other employees) may also solicit proxies personally or by telephone, mail, e-mail, fax, or other form of electronic media.  We will reimburse brokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in forwarding soliciting materials to beneficial owners of shares of MICROS Common Stock.  We may retain a proxy solicitor if we determine that such action is appropriate.

Each share of Company Common Stock entitles the holder to one vote.  There are no cumulative voting rights.

The Company’s Board of Directors has fixed the close of business on September 27, 2010 as the record date for determination of shareholders entitled to vote at the meeting.  On that date, 79,674,956 shares of Common Stock were outstanding.  The presence in person or by proxy of shareholders holding of record a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum.  Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.  A broker “non-vote” occurs when a bank, broker, or other holder of record does not vote on a particular proposal because that holder does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.  If holders of a sufficient number of shares to constitute a quorum are not present in person or by proxy, the Annual Meeting may be adjourned or postponed to permit the further solicitation of proxies.

A plurality of all votes cast at the meeting is required for the election of directors.  This means that the six individuals who receive the highest number of votes cast will be elected.  A majority of all votes cast at the meeting is required for the adoption of each of Proposal 2 and Proposal 3.  Abstentions and broker non-votes are not counted for purposes of voting on Proposals 2 and 3.

The Company has filed an Annual Report on Form 10-K for its fiscal year ended June 30, 2010, with the U.S. Securities and Exchange Commission (“SEC”).  Shareholders may obtain, free of charge, a copy of the Annual Report on Form 10-K by writing to the Corporate Secretary at the Company’s address set forth above.  MICROS’s Annual Report on Form 10-K is also available from the SEC website, www.sec.gov, or through the Company’s website, www.micros.com.  The information on our website is not incorporated into and is not a part of the Proxy Statement or the Annual Report.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the number of shares of the Company’s Common Stock beneficially owned as of August 31, 2010, unless otherwise noted, by (1) all shareholders known by the Company to beneficially own more than five percent of the Company’s outstanding Common Stock, (2) each of the Directors, (3) each executive officer of the Company named in the Summary Compensation Table that is included in the “Executive Compensation” section of this proxy statement, and (4) all Directors and executive officers of the Company as a group as of August 31, 2010.

Beneficial ownership is determined in accordance with SEC regulations, and means voting or investment power with regard to shares of Company Common Stock.  The percentage ownership shown in the table below is based on the 80,298,219 shares outstanding on August 31, 2010.  In addition, shares of the Company’s Common Stock subject to options held by a person listed in the table that were exercisable on August 31, 2010 (or that would become exercisable within 60 days of August 31) are deemed outstanding for purposes of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

	Number of Shares
	of Common Stock
	Beneficially
	Owned as of		Percent of
Individual or Group	August 31, 2010 (1)		Class

A. L. Giannopoulos	870,000	(2)	1.1%
Chairman of the Board, President and Chief Executive Officer
Louis M. Brown, Jr.	325,264	(3)	Less than 1%
Director
B. Gary Dando	4,000	(4)	Less than 1%
Director
F. Suzanne Jenniches	15,288		Less than 1%
Director
John G. Puente	52,000	(5)	Less than 1%
Director
Dwight S. Taylor	7,050		Less than 1%
Director
Jennifer Kurdle	174,177	(6)	Less than 1%
Executive Vice President, Chief Administrative Officer
Kaweh Niroomand	350,000	(7)	Less than 1%
Executive Vice President, Europe-Africa-Middle East Region
Thomas L. Patz	477,503	(8)	Less than 1%
Executive Vice President, Strategic Initiatives, General Counsel and Corporate Secretary
Cynthia A. Russo	272,222	(9)	Less than 1%
Executive Vice President and Chief Financial Officer
Gary C. Kaufman	23,252		Less than 1%
Former Executive Vice President and Chief Financial Officer

Directors and Executive Officers as a group (13 persons)(10)	3,322,003	(10)	4.1%

Neuberger Berman Group LLC	6,473,776	(11)	8.1%
605 Third Avenue, New York, NY 10158

T. Rowe Price Associates	4,722,840	(12)	5.9%
100 East Pratt Street, 10th Floor, Baltimore, MD 21202

BlackRock Inc.	4,262,258	(13)	5.3%
40 East 52nd Street New York, NY 10022

Waddell & Reed Financial, Inc.	3,997,752	(14)	5.0%
5300 Lamar Avenue, Overland Park KS 66202

(1)
Information with respect to beneficial ownership is based on information furnished to the Company by the beneficial owner.  Unless otherwise noted, the beneficial owner has sole voting and sole investment power with respect to the listed shares.

(2)	Includes options to purchase 820,000 shares that are currently exercisable.
(3)	Includes options to purchase 35,000 shares that are currently exercisable.
(4)	Includes 4,000 shares of Common Stock jointly owned with his wife.
(5)	Includes 4,000 shares of Common Stock held by Mr. Puente’s wife, with respect to which Mr. Puente has investment power.

(6)
Includes options to purchase 173,333 shares that are currently exercisable.  Does not include options to purchase 19,000 shares (of which 15,666 are currently exercisable) held by Ms. Kurdle’s husband, who is also an employee of the Company.  Ms. Kurdle disclaims beneficial ownership of these options.

(7)	Includes options to purchase 350,000 shares that are currently exercisable.
(8)	Includes options to purchase 431,651 shares that are currently exercisable.
(9)	Includes options to purchase 271,666 shares that are currently exercisable.
(10)	Includes options to purchase 2,782,982 shares that are currently exercisable. Does not include shares held by Mr. Kaufman, who retired effective March 31, 2010.
(11)
The information in the table is as of December 31, 2009.  Neuberger Berman Group LLC, is affiliated with Neuberger Berman LLC and Neuberger Berman Management LLC, which are respectively, a sub-adviser and investment manager of various Neuberger Berman Group mutual funds.  In addition, affiliates of Neuberger Berman Group also have shared investment power over securities of unrelated clients.  Of the shares listed in the table, Neuberger Berman Group and Neuberger Berman LLC each have shared voting power with respect to 5,509,976 shares, and shared investment power with respect to 6,473,776 shares; Neuberger Berman Management LLC has shared voting and investment power with respect to 5,453,532 shares; and Neuberger Berman Equity Funds has shared voting and investment power with respect to 5,272,692 shares.  The information in this footnote is derived from an amendment to Schedule 13G filed with the SEC on February 16, 2010 by Neuberger Berman Group, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds.

(12)
The information in the table is as of December 31, 2009.  T. Rowe Price Associates, Inc. is an investment adviser and has sole voting power with respect to 1,180,500 shares and sole investment power with respect to 4,722,840 shares.  The information in this footnote is derived from an amendment to Schedule 13G filed with the SEC on February 12, 2010 by T. Rowe Price Associates, Inc.

(13)
The information in the table is as of December 31, 2009.  BlackRock Inc. is a holding company of subsidiaries that hold the shares listed in the table, including BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Ltd., BlackRock Advisors LLC, and BlackRock International Ltd.  BlackRock Inc. holds sole voting and dispositive power with respect to all of the shares listed in the table.  The information in this footnote is derived from a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc.

(14)
The information in the table is as of December 31, 2009.  The shares listed in the table are beneficially owned by one or more investment companies or other managed accounts that are advised or sub-advised by Ivy Investment Management Company (“IICO”), an investment advisory subsidiary of Waddell & Reed Financial, Inc. (“WDR”), or by Waddell & Reed Investment Management Company (“WRIMCO”), an investment advisory subsidiary of Waddell & Reed, Inc. (“WRI”).  WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company (“WRFSI”).  In turn, WRFSI is a subsidiary of WDR, a publicly traded company.  The investment advisory and sub-advisory contracts grant IICO and WRIMCO investment and/or voting power over securities owned by their respective advisory clients.  Indirect beneficial ownership is attributed to their respective parent companies solely because of the parent companies’ control relationship to WRIMCO and IICO.  Of the shares listed in the table, WRIMCO and its parents, WRI and WRFSI, each have sole voting and investment power with respect to 3,316,527 shares; IICO has sole voting and investment power with respect to 681,325 shares; and WDR has sole voting power with respect to all 3,997,762 shares listed in the table.  The information in this footnote is derived from an amendment to Schedule 13G filed with the SEC on February 4, 2009 by WDR, WRFSI, WRI, WRIMCO and IICO.

  ELECTION OF DIRECTORS
(PROPOSAL 1)

Six Directors are to be elected at the Annual Meeting, each to hold office until the 2011 Annual Meeting of Shareholders and until his or her successor is elected and qualified.  Unless authority to vote is expressly withheld, the persons named in the form of proxy will vote the shares represented by each properly executed proxy for the election of the Director nominees listed below.  Management believes that each of the nominees will serve if elected as Directors.  If for any reason any of the nominees are unable or unwilling to serve, the proxies will be voted for a substitute nominee designated by the Board of Directors, unless the Board of Directors decides to reduce the size of the Board.

We strongly encourage members of the Board of Directors to attend each Annual Meeting.  All members of the Board of Directors attended last year’s Annual Meeting (held on November 20, 2009), and all have advised us that they currently intend to attend the 2010 Annual Meeting.

Information as to Nominees

The following table sets forth information regarding nominees for election as Directors:

Nominees for Directors	Age	Director Since	Position Held in MICROS

A. L. Giannopoulos	70	1992	Chairman, President, and Chief Executive Officer
Louis M. Brown, Jr.	67	1977	Director
B. Gary Dando	68	2003	Director
F. Suzanne Jenniches	62	2008	Director
John G. Puente	80	1996	Director
Dwight S. Taylor	65	1997	Director

Each of the Board members was most recently elected at the 2009 Annual Meeting of Shareholders.

The following are the biographical descriptions of the nominees for election as Directors:

A. L. Giannopoulos, 70, has been the Company’s President and Chief Executive Officer of the Company since May 1993, and the Company’s Chairman of the Board since April 2001.  He has been a Director of the Company since March 1992.  Before joining MICROS in 1992, Mr. Giannopoulos served in a variety of positions for Westinghouse, most recently as General Manager of the Westinghouse Information and Security Systems Divisions.  Mr. Giannopoulos is a graduate of Lamar University with a Bachelor of Science degree in Electrical Engineering.

Mr. Giannopoulos’ lengthy experience as a senior executive at Westinghouse, and his 18 years of history with MICROS, including over 17 years during which he has served as President and Chief Executive Officer, has given him an intimate knowledge of our Company and enabled him to develop deep insight into the markets we serve.  This experience, coupled with his tenure at Westinghouse, enables him to provide meaningful, and technologically knowledgeable, evaluations of the sophisticated products we develop.

Louis M. Brown, Jr., 67, has been a Director of the Company since 1977.  Mr. Brown held the position of President and Chief Executive Officer of the Company from January 1986 until his appointment as Chairman of the Board in January 1987.  He served as Chairman of the Company until April 2001.  He currently also serves as Chairman of Precision Auto Care, Inc., and as President and a director of IDEAS, Inc. He is a graduate of the Johns Hopkins University (B.E.S.-E.E.).

Mr. Brown’s 35 years of experience with MICROS, including his service as Chief Executive Officer and Chairman of the Board, and his years of experience with founding, building, and managing other technology companies, enables Mr. Brown to provide seasoned insight into technology trends and the hospitality industry generally.

B. Gary Dando, 68, has been a Director of the Company since November 2003.  Mr. Dando worked for Ernst & Young LLP for 37 years, the last 25 of which as a partner, until his retirement in June 2001. Additionally, Mr. Dando is currently a member of the Board of Trustees, University System of Maryland Foundation, Inc., where he serves as Chairman of the Spending Policy Committee, and from July 2001 to June 2007 was a member of the Board of Trustees of the University of Maryland College Park Foundation, where he was a member of the Budget and Audit Committee.  Mr. Dando is a graduate of the University of Maryland, with a Bachelor of Science degree in Accounting.

Mr. Dando’s 37 years of accounting, auditing and management advisory experience on behalf of a multitude of public companies enables him to provide important insights on a wide variety of financial and internal control matters.  In addition, his experience enables him to bring important perspectives to the Board and the Audit Committee on compliance, risk management and public reporting.

F. Suzanne Jenniches, 62, was formerly Vice President and General Manager of Northrop Grumman Corporation’s Government Systems Division in Linthicum, Maryland, from which she retired in 2010.  The Division designs and develops advanced electro-mechanical and networking systems for both government and commercial applications and includes the businesses for Postal Automation Systems; International Air Defense and Command and Control Infrastructure Systems; and Homeland Defense.  She is past president of the National Society of Women Engineers and served as a Member of the United States Army Science Board from 1999 to 2005. Ms. Jenniches is a graduate of Clarion College and holds a Masters degree in Environmental Engineering from the Johns Hopkins University. Ms. Jenniches previously served on the MICROS Board of Directors from October 1996 to November 2003.

Ms. Jenniches’ 35 years of experience at large multinational public companies, principally Northrop Grumman, with manufacturing and advanced electronics operations enables her to provide valuable insights into strategic planning, product development, risk assessment and international operations.

John G. Puente, 80, has been a Director of the Company since May 1996.  Previously, Mr. Puente served as Chairman of Telogy Networks, Inc., Chairman and Chief Executive Officer of Orion Network Systems, and Vice Chairman of M/A-Com.   In June 2010, Mr. Puente retired from his position as Chairman of the Board of Trustees for Capitol College, a position he held for thirty years.  He was also a founder and Chairman of Digital Communications Corporation (now Hughes Network Systems) and SouthernNet.  Mr. Puente is a graduate of Polytechnic Institute of New York, and holds a Masters degree from Stevens Institute of Technology.

Mr. Puente’s lengthy experience with technology companies, including publicly traded companies, enables him to bring to the Board a meaningful technology-based perspective with regard to our operations and product development.  This experience, coupled with his service on several technology company boards of directors, enables him to contribute important risk assessment perspectives relative to MICROS.

Dwight S. Taylor, 65, has been a Director of the Company since 1997.  Mr. Taylor currently also serves on the Board of Trustees of the Baltimore Polytechnic Institute Foundation, Capitol College, and Lincoln University, and is a member of the Board of Directors of T. Rowe Price Group, Inc.  From 1999 until April 2009, Mr. Taylor had served as President of COPT Development & Construction Services, LLC, a subsidiary of Corporate Offices Properties Trust, a publicly held real estate investment trust.  From 1984 to 1998, Mr. Taylor was employed by Constellation Real Estate, Inc. as Senior Vice President.  Mr. Taylor is also past President of the Maryland Chapter of the National Association of Industrial and Office Properties (“NAIOP”), and is a member of the NAIOP National Board.  Mr. Taylor is a graduate of Lincoln University with a Bachelor of Arts degree in Economics.

Mr. Taylor’s service as both the president of a major division of a New York Stock Exchange listed company engaged in real estate activities, and as a director of T. Rowe Price Group since 2004, where he also serves on its audit committee, enables him to provide insight on various matters, including finance, compliance, and real estate.

The Board of Directors recommends a vote FOR election of the six nominees as Directors.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Other Corporate Governance Documents

Our Corporate Governance Guidelines, including board membership criteria and guidelines for board meetings, board committees, succession planning, and other matters, are available at www.micros.com/companyinformation/investorrelations/corporategovernance.  Also available at that web address are the charters of the Audit Committee and the Compensation and Nominating Committee, as well as our Code of Ethics and Business Practices.

Board Meetings and Director Attendance

During the fiscal year ended June 30, 2010, the Board of Directors held four formal scheduled meetings.  Each of our current Directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of committees of the Board of Directors of which he or she was a member.

Director Independence

The Board of Directors has determined that each of B. Gary Dando, F. Suzanne Jenniches, John G. Puente, and Dwight S. Taylor is an independent director within the meaning of the rules of the NASDAQ Stock Market.  In addition, the Board has determined that each of the members of the three Board committees is independent within the meaning of the rules of the NASDAQ Stock Market, including additional requirements relating to Audit Committee members.  In making its independence determinations, the Board of Directors considered Mr. Taylor's service on the board of directors of T. Rowe Price Group, Inc., a financial services holding company whose subsidiaries provide investment advisory services to T. Rowe Price sponsored mutual funds and other advisory clients.  T. Rowe Price Group has reported that these mutual funds and clients held over five percent of the Company's common stock at December 31, 2009.  However, Mr. Taylor does not participate in any voting or investment determinations with respect to MICROS stock.

Audit Committee

During the fiscal year ended June 30, 2010, the Audit Committee of the Board of Directors was comprised of Mr. Dando, who is the Audit Committee Chairman, and Mr. Puente and Ms. Jenniches.  The Board of Directors has determined that Mr. Dando is an “audit committee financial expert” as that term is defined in SEC regulations.  The Audit Committee held four formal scheduled meetings during the fiscal year ended June 30, 2010, and two ad hoc meetings.  The Audit Committee selects the firm to be engaged as our independent registered public accounting firm, and reviews and approves the firm’s performance of accounting services and other permissible non-audit services.

In addition, the Audit Committee is responsible for overseeing our accounting and financial reporting process and the audits of our financial statements.  In this regard, the Audit Committee, among other things, reviews our SEC filings and reviews with management and the independent auditors any significant financial reporting issues and practices affecting MICROS.  In addition, the Audit Committee: (i) addresses with the independent auditors and financial management the scope of the audit; (ii) discusses with the independent auditors any audit problems or difficulties; (iii) reviews and discusses with the independent auditors their independence; (iv) reviews with the independent auditors significant accounting and auditing issues identified in the audit; (v) assesses steps management has taken to minimize significant risks and exposures; (vi) reviews with the independent auditors and our accounting personnel the adequacy and effectiveness of our internal controls; and (vii) reviews the adequacy of our internal audit function.  The Audit Committee has a charter, which is available at the website address provided above.

Compensation and Nominating Committee

During the fiscal year ended June 30, 2010, the Compensation and Nominating Committee of the Board of Directors was comprised of Mr. Puente, who is the Compensation and Nominating Committee Chairman, and Mr. Taylor and Ms. Jenniches.  Previously we maintained a separate Compensation Committee and Nominating Committee; these committees were consolidated during the fiscal year ended June 30, 2010.  The Compensation and Nominating Committee met twice in the fiscal year ended June 30, 2010.  The Compensation and Nominating Committee reviews and approves annual salary, target bonus and stock option grants for our senior executives.  It reviews and approves the performance objectives for our President and Chief Executive Officer and, in conjunction with its consideration of management recommendations, our incentive compensation plan for other senior executives and stock option grants to non-executive employees under our stock option plan.  Additionally, the Compensation and Nominating Committee is responsible for identifying individuals qualified to serve as new Board members, recommending nominees for election as Board members, periodically assessing the adequacy of our Corporate Governance Guidelines, and overseeing the evaluation of the Board and Board Committees.  The Compensation and Nominating Committee has a charter that is available at the website address listed above.

Our Corporate Governance Guidelines provide that, in recommending the appropriate skills and characteristics required of Board members, the Compensation and Nominating Committee’s assessment should include considerations of relevant experience, intelligence, independence, commitment, compatibility with the Chief Executive Officer and the Board culture, prominence, diversity, and other factors deemed relevant.  With respect to diversity, the Compensation and Nominating Committee endeavors to have a Board of Directors reflecting a range of backgrounds, experience, and other qualities relevant to our business operations.  In this regard, the Compensation and Nominating Committee will consider each candidate’s professional experience, education, skills, and other attributes.  The Compensation and Nominating Committee will also consider recommendations for Director candidates from shareholders.  Shareholder recommendations of candidates should be submitted in writing to: MICROS Systems, Inc., 7031 Columbia Gateway Drive, Columbia, Maryland 21046-2289, Attention: Corporate Secretary. To enable consideration of the candidate in connection with our 2011 Annual Meeting, a shareholder must have submitted the following information by June 15, 2011: (i) the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (ii) information about the relationship between the candidate and the recommending shareholder; (iii) the consent of the candidate to serve as a Director; and (iv) proof of the number of shares of our common stock that the recommending shareholder owns and the length of time the shares have been owned. In considering any candidate proposed by a shareholder, the Compensation and Nominating Committee will reach its conclusion based on the same criteria as are applied to other candidates. The Compensation and Nominating Committee may seek additional information regarding the candidate, and will notify the shareholder proponent once it has made a determination.

Correspondence to the Board

Shareholders may send correspondence to the Board of Directors or to any individual Director at the following address: MICROS Systems, Inc., 7031 Columbia Gateway Drive, Columbia, Maryland 21046, Attention: Corporate Secretary.  The communication should indicate that the sender is a shareholder.  The Corporate Secretary will review and log all communications.  Based on procedures approved by the Board of Directors, the Corporate Secretary will retain and not send to Directors communications that are purely promotional or commercial in nature or that address topics that clearly are unrelated to Board or Director responsibilities.  All other communications will be delivered to the appropriate Directors.

Board Leadership Structure and Risk Oversight

Mr. Giannopoulos has served as both our Chairman and Chief Executive Officer for almost 10 years.  We believe that his long and successful experience with MICROS, which provides him with extensive knowledge regarding our company’s operations and institutional history, enable him to serve effectively in both capacities.  Nevertheless, we recognize the need for the Board to exercise independent oversight, which we believe is facilitated by the following corporate governance practices:

• A majority (four of six) of our directors are independent

• All of the members of our Audit Committee, and our Compensation and Nominating Committee, are independent directors

• The Board meets at regularly scheduled executive sessions outside the presence of management.

Our senior management team is responsible for assessing and managing our exposure to risk on a day-to-day basis, including the creation of appropriate risk management programs, policies and limits of authority.  The Board of Directors is responsible for overseeing management in the execution of its responsibilities and for assessing our approach to risk management. The Board of Directors exercises these responsibilities periodically as part of its scheduled meetings and also through the Audit Committee, which is responsible for oversight of, among other things, our various accounting and reporting controls and procedures, and through the Compensation and Nominating Committee, which is responsible for oversight of compensation practices and policies.

Code of Ethics and Business Practices

We have a Code of Ethics and Business Practices, which applies to all directors, officers, and U.S.-based employees (foreign employees are subject to similar codes that have some variations designed to address local law).  Among other things, the Code of Ethics and Business Practices is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely, and understandable disclosure in periodic reports we are required to file; and to promote compliance with applicable governmental laws, rules and regulations.  The Code of Ethics and Business Practices, which is available at the website address listed above, provides for the prompt internal reporting of violations of the Code to an appropriate person identified in the Code and contains provisions regarding accountability for adherence to the Code.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we discuss the compensation provided to our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers.  We refer to these officers as our “named executive officers.”

Introduction

Our compensation programs are designed to fairly compensate our executive officers and enable us to attract and retain highly qualified managers.  The Compensation and Nominating Committee determines the compensation to be paid to our executive officers, and its determination is based on its evaluation of the individual performance of our executive officers, the financial results achieved by the business units that they manage, and our overall financial results for the period.  In most respects, the process used by the Compensation and Nominating Committee is qualitative rather than quantitative.  Except with regard to certain elements of our annual incentive bonus payout, the Compensation and Nominating Committee does not use quantitative measures in determining compensation levels.  We did not use the services of a compensation consultant in fiscal year 2010.  We subscribe to various compensation surveys (including Business and Legal Reports, and various online resources, such as Salary.com and the Department of Labor Bureau of Labor Statistics) and from time to time we consider other publicly available compensation information such as the proxy statements of other publicly-traded companies.  However, these surveys are used only as a point of reference by the Compensation and Nominating Committee; in making its compensation determinations, the Compensation and Nominating Committee does not benchmark the executive compensation of other companies’ executives.

Fiscal Year 2010 Compensation

As described below, the principal elements of fiscal year 2010 compensation for our named executive officers were base salary, annual bonus, and long-term incentives in the form of stock options.

Base Salary

We determine salary increases for our executive officers, including our named executive officers, based on three discrete objectives:  rewarding individual performance, protecting against inflation, and retaining our executive officers.  Accordingly, the Compensation and Nominating Committee considers overall corporate performance and, for those executives with management responsibility for particular business units, the financial results for those business units.  The Compensation and Nominating Committee also generally considers the impact of increases in the cost of living.  The Compensation and Nominating Committee does not use a mathematical formula to determine increases, but makes a qualitative assessment in consultation with A.L. Giannopoulos, our President and Chief Executive Officer.  Mr. Giannopoulos’ salary is determined in accordance with the terms of his employment agreement.

For fiscal 2010, the Compensation and Nominating Committee did not authorize any salary increases for the Named Executive Officers.  Except as noted below with respect to Mr. Giannopoulos, this decision was based on the Committee’s evaluation of general economic conditions and on the Company’s failure to achieve targeted performance measures in fiscal year 2009.
Name	Salary Increase (%)	Fiscal 2010 Annual Base Salary ($)

A. L. Giannopoulos (1)	0.0	2,000,000
Gary C. Kaufman (2)	0.0	685,359
Jennifer Kurdle	0.0	400,000
Kaweh Niroomand (3)	0.0	814,182
Thomas L. Patz	0.0	715,000
Cynthia A. Russo	0.0	265,314

(1)	In accordance with the terms of his employment agreement, Mr. Giannopoulos’s salary was not increased in fiscal year 2010.
(2)	Mr. Kaufman’s annual base salary amount in this table represents his annual base salary for fiscal year 2010 prorated to his retirement date of March 31, 2010.
(3)	While Mr. Niroomand’s salary is denominated and paid in Euros, for purposes of this table it has been converted to U.S. dollars using a 12-month average exchange rate for fiscal year 2010.

Bonus

The objective of our incentive bonus program is to provide additional motivation to the named executive officers to improve performance on a company-wide or business-unit-wide basis, as appropriate, thereby enhancing the prospects for increased shareholder return.

Before the commencement of each fiscal year, the Compensation Committee establishes target bonuses for each of the named executive officers (other than for Mr. Giannopoulos, whose $2,000,000 target bonus is stipulated in his employment agreement), based on the named executive officer’s position and responsibilities.  In fiscal year 2010, the target bonuses were set at 100 percent of the base salary of the named executive officers.  The Compensation and Nominating Committee did not determine the amount of the target bonuses on the basis of any arithmetic formula.

As described more fully below, the annual incentive bonuses for Messrs. Giannopoulos and Patz and Mses. Kurdle and Russo were based on the extent to which our actual fiscal year 2010 revenues and income before taxes exceeded our budget.  We selected revenues as a performance measure for our incentive bonuses because we believe revenue growth is a principal indicator of our ability to compete effectively, increase market share, and realize economies of scale that can enhance margins.  We selected income before taxes as the other performance measure because we believe that it provides a fundamental, “bottom line” indication of executive performance.  We use income before taxes, rather than after-tax income, because tax rate fluctuations often are related to factors that are out of control of management, and we believe that bonus awards should not be affected positively or negatively by these fluctuations.  For fiscal 2010, our budgeted revenue and income before taxes amounts were $910,000,000 and $168,500,000, respectively, adjusted for the stock option expense and the credit based impairment charge.

In computing the bonus payout, we multiply one-half of the target bonus by a percentage computed by dividing actual revenue by budgeted revenue, and the remaining one-half of the target bonus by a percentage computed by dividing actual income before taxes by budgeted income before taxes, but in each case only if the percentage is at least 100 percent.  In other words, if we do not achieve budgeted revenue or budgeted income before taxes, no bonus is paid with respect to the relevant measure.  In fiscal year 2010, our actual revenues were 100.47 percent of budgeted revenues, and our actual income before taxes was 107.8 percent of budgeted income before taxes.  Accordingly, the incentive bonuses for Messrs. Giannopoulos and Patz and Mses. Kurdle and Russo equaled 104.14 percent of their respective target bonuses.  Mr. Kaufman was not eligible to earn a bonus since he retired before the end of our 2010 fiscal year.

For Mr. Niroomand, we used a similar methodology, but applied the revenues and income before taxes measures to the Europe/Africa/Middle East business unit (“EAME”).  For fiscal 2010, our budgeted revenue and income before taxes amounts for our EAME business unit were €250,000,000 and €53,000,000, respectively ($345,989,583 and $73,349,792, based on the 12-month average exchange rate for fiscal 2010).  In fiscal year 2010, our actual revenues for the EAME business unit were 100.12 percent of budgeted revenues, and our actual income before taxes was 128.68 percent of budgeted income before taxes.  Accordingly, the incentive bonus for Mr. Niroomand equaled 114.4 percent of his target bonus.

We sometimes supplement the bonuses payable with additional discretionary bonuses, based on a variety of other measures, including corporate gross margins, operating expenses as a percentage of total sales, cash generation and balance sheet measures, such as cash, debt and days sales outstanding.  For fiscal year 2010, the Compensation and Nominating Committee awarded each of the named executive officers additional discretionary bonuses in recognition of our strong performance for the 2010 fiscal year, noting particularly that our operating profit on a consolidated basis after accrual of all discretionary bonuses and cash generation were all time records and exceeded our internally-set expectations.  The Compensation and Nominating Committee also considered worldwide growth rates and new customer contract signings.

The following table provides information regarding our bonus payments in fiscal 2010:

Name	Target Bonus Based on Budgeted Measures ($)	Target Bonus as a Percentage of Salary (%)	Bonus Paid Based on Performance Related to Budgeted Measures ($)	Total Bonus ($)

A. L. Giannopoulos	2,000,000	100.00	2,082,800	4,166,944
Gary C. Kaufman	N/A	N/A	N/A	N/A
Jennifer Kurdle	400,000	100.00	416,560	833,400
Kaweh Niroomand (1)	814,182	100.00	931,424	1,383,405
Thomas L. Patz	715,000	100.00	744,601	1,489,702
Cynthia A. Russo	287,000	100.00	298,882	597,966

(1)	While Mr. Niroomand’s bonus is denominated and paid in Euro, for purposes of this table it has been converted to U.S. dollars using a 12-month average exchange rate for fiscal year 2010.

Stock Options

Stock options are directly linked to shareholder value, since the value of stock options is dependent on increases in the market price of our stock.  Accordingly, the principal objective of our stock option grants is to align the interests of our executives and our shareholders.  In addition, our stock option awards are designed to serve as an incentive for continued employment, since they typically vest over a period of three years.

The Compensation and Nominating Committee’s grant of stock options in fiscal year 2010 was not based on objective or mathematical criteria.  Mr. Giannopoulos recommended to the Committee the number of shares underlying stock options to be granted to employees, including the named executive officers.  He recommended that the named executive officers with company-wide authority throughout the fiscal year, namely Mr. Patz and Mses. Kurdle and Russo be granted options to purchase 110,000 shares, 80,000 shares and 65,000 shares, respectively; he further recommended that Mr. Niroomand receive a grant of options to purchase 100,000 shares.  The principal factors underlying the recommendations included our overall financial performance, the responsibilities and performance of each named executive officer, and an evaluation of the strategic assignments on which the named executive officers actively works.  The factors were not weighted, and the number of shares underlying granted options was not based on any arithmetic formula.  For fiscal year 2010, the Compensation and Nominating Committee approved the recommendations made by Mr. Giannopoulos, and further authorized the grant to Mr. Giannopoulos of options to purchase 150,000 shares.

The number of shares underlying stock options granted to the named executive officers are set forth below in the Grants of Plan Based Awards table under the column heading, “All Other Option Awards:  Number of Securities Underlying Options.”  For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan Based Awards table.

Other

We do not provide perquisites or personal benefits to the named executive officers other than standard health benefits available to all employees.  For example, we do not offer to the named executive officers any reimbursement for financial services, air travel (other than reimbursement for business travel), car allowance, or country club memberships.

Stock Option Grant Practices

While the Compensation and Nominating Committee generally makes decisions regarding the grant of options throughout the year, it limits the effective dates of any grant to the next succeeding “authorized grant date.”  There are five authorized grant dates each year:  (i) the day of the annual meeting of stockholders; (ii) the third business day after the public release of the quarterly earnings for the quarter ending December 31; (iii) the third business day after the public release of the quarterly earnings for the quarter ending March 31; (iv) the third business day after the public release of the annual earnings for the fiscal year ending June 30; and (v) the third business day after the public release of the quarterly earnings for the quarter ending September 30.  We believe that our stock option grant practices are appropriate and eliminate any questions regarding “timing” of grants in anticipation of material events.

Retirement and Other Post-Employment Plans and Agreements

We provide retirement benefits to all named executive officers, other than Mr. Niroomand, under our 401(k) Retirement Plan.  Additionally, Mr. Giannopoulos is entitled to benefits under our Supplemental Executive Retirement Plan.  Some of the named executive officers also have provisions in their employment agreements that provide severance benefits upon certain types of employment termination events.  These plans and agreements have been designed to be a part of a competitive compensation package, and have been amended from time to time.

The MICROS Systems Inc. 401(k) Retirement Plan

This plan is a tax-qualified defined contribution plan available to all of our U.S.-based employees.  Accordingly, all of the named executive officers other than Mr. Niroomand participate in this plan.  Under the plan, an employee may contribute, subject to Internal Revenue Code limitations (which, among other things, limited annual contributions in 2010 to $16,500 for employees under age 50, and $22,000 for employees age 50 and over), up to a maximum of 100 percent of his or her eligible compensation on a pre-tax basis.  The plan does not permit after-tax contributions.  We provide matching contributions targeted at 50 percent of the first 5 percent of eligible compensation contributed by the employee.  Amounts credited to an employee’s account in the plan may be invested among a number of funds.  MICROS Systems, Inc. common stock is not currently offered as an investment.  A participant’s account is adjusted to reflect the rate of return, positive or negative, of the investment.

Supplemental Executive Retirement Plan (“SERP”)

In November 2004, we adopted the SERP, which is a defined benefit plan that provides ten annual payments, each equal to a percentage of the participant’s annual salary, at the time of the participant’s retirement or earlier death.  In June 2008, the plan was closed to all participants other than those who were vested as of June 30, 2008.  Mr. Giannopoulos is the only named executive officer who continues to participate in the SERP; he was vested upon reaching age 62.  Mr. Giannopoulos is entitled to receive an annual payment equal to 30 percent of his salary for the 12 months before termination of employment.  See the narrative accompanying the Nonqualified Deferred Compensation table for further information.

Change of Control and Severance Provisions in Employment Agreements with Messrs. Giannopoulos and Patz and Ms. Kurdle

Our employment agreements with Messrs. Giannopoulos and Patz and Ms. Kurdle each provide for payments upon termination by MICROS other than for “good cause” and upon a termination by the executive for “good reason.”  Additionally, the employment agreements with Messrs. Giannopoulos and Patz each provide for payments upon termination following a “change of control.”  Mr. Giannopoulos’ agreement differs from Mr. Patz’s with respect to the scope of the payments and the definition of “change of control.”  See “Potential Payments upon Termination” below for additional information.  We included the change of control payment provisions to provide some financial security to the executives, which we believe should enhance management stability during a period where there may be uncertainty associated with a change of control.  These change of control arrangements also are designed to assure that the covered executives consider fully and support, if appropriate, any proposed corporate transactions involving a change of control that may be in the best interests of our shareholders.  The termination payment provisions also provide clear statements of the rights of the executive officers, and protect against a change in employment and other terms that would be unfavorable to the executive officer.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and its three other highest paid executive officers, other than the chief financial officer, unless certain conditions are met.  To the extent feasible, we structure executive compensation to preserve deductibility for federal income tax purposes.  In this regard, our stock option plan is designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options. However, the availability of tax deductions is not a factor that the Compensation and Nominating Committee considers in determining the amounts or types of compensation offered.

Role of Chief Executive Officer in Compensation Determinations

As noted above, in connection with fiscal year 2010 compensation for executive officers, Mr. Giannopoulos provided recommendations to the Compensation and Nominating Committee; however, Mr. Giannopoulos did not make recommendations as to his own compensation.  While the Compensation and Nominating Committee used this information and valued Mr. Giannopoulos’ recommendations, the Compensation and Nominating Committee made the ultimate decisions regarding executive compensation.

COMPENSATION AND NOMINATING COMMITTEE REPORT

The Company’s Compensation and Nominating Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis.  Based on its review and discussions, the Compensation and Nominating Committee has recommended to the Company’s Board of Directors that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement.

JOHN G. PUENTE (Chairman)
DWIGHT S. TAYLOR and F. SUZANNE JENNICHES
Members of the Compensation and Nominating Committee

Summary Compensation Table (Fiscal 2010)

The following table provides information on the compensation paid to each of the six named executive officers during fiscal years 2010, 2009 and 2008:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen-sation ($)(2)	Non-qualified Deferred Compen-sation Earnings ($)(3)	All Other Compen-sation ($)(4)	Total ($)

A. L. Giannopoulos	2010	2,000,000	2,082,800	N/A	1,672,245	2,084,144	0	5,500	7,844,689
Chairman, President	2009	2,000,000	0	N/A	820,035	0	0	5,500	2,825,535
and Chief Executive	2008	2,000,000	704,520	N/A	3,180,036	836,160	199,620	5,500	6,925,836
Officer

Gary C. Kaufman	2010	685,359	0	N/A	0	0	N/A	5,500	690,859
Former Executive Vice	2009	877,800	0	N/A	534,840	0	N/A	5,500	1,418,140
President, Finance	2008	798,000	163,930	N/A	2,184,568	834,070	0	5,500	3,986,068
and Administration
and Chief Financial
Officer(5)

Jennifer Kurdle	2010	400,000	416,560	N/A	891,864	416,840	N/A	5,806	2,131,070
Executive Vice	2009	400,000	0	N/A	374,388	0	N/A	5,932	780,320
President, Chief	2008	341,000	0	N/A	1,092,284	476,479	0	7,125	1,916,888
Administrative
Officer

Kaweh Niroomand (6)	2010	814,182	931,424	N/A	1,114,830	451,981	N/A	0	3,312,417
Executive Vice
President, Europe-
Africa-Middle East
Region

Thomas L. Patz	2010	715,000	744,601	N/A	1,226,313	745,101	N/A	5,500	3,436,515
Executive Vice	2009	715,000	0	N/A	534,840	0	N/A	5,500	1,255,340
President,	2008	650,000	170,620	N/A	2,184,568	679,380	0	5,500	3,690,068
Strategic Initiatives,
General Counsel
and Corporate
Secretary

Cynthia A. Russo	2010	265,314	298,882	N/A	724,640	299,084	N/A	4,795	1,592,715
Executive Vice
President and Chief
Financial Officer

(1)
The amounts in this column represent the grant date fair value of stock options granted to each of the named executive officers calculated in accordance with guidance issued by the Financial Accounting Standards Board on share-based compensation.  For additional information on the assumptions underlying the valuation of these awards, see Note 3 of our financial statements in our Form 10-K for the fiscal year ended June 30, 2010, as filed with the SEC.

(2)	This column represents the additional discretionary bonus described under “Compensation Discussion and Analysis – Bonus.”
(3)
In accordance with SEC regulations, this column does not reflect the effective change in the actuarial value of accumulated benefits under the Supplemental Executive Retirement Plan resulting from the elimination of benefits for all named executive officers other than Mr. Giannopoulos.  In June 2008, the Compensation Committee (the predecessor committee to the Compensation and Nominating Committee) eliminated the benefits of all participants other than those who were already vested as of June 30, 2008.

(4)	Represents our contributions to the 401(k) savings plan for the named executive officers (other than Mr. Niroomand).

(5)	Mr. Kaufman retired effective March 31, 2010.
(6)	While Mr. Niroomand’s compensation is denominated and paid in Euro, for purposes of this table it has been converted to U.S. dollars using a 12-month average exchange rate for fiscal year 2010.

Each of Messrs. Giannopoulos and Patz and Ms. Kurdle has an employment agreement.  Under Mr. Giannopoulos’ employment agreement, which, as amended, is in effect until June 30, 2014, Mr. Giannopoulos is entitled to receive a base salary of $2,000,000 per year and a target bonus of $2,000,000 per year through fiscal year 2014.

Mr. Patz’s and Ms. Kurdle’s employment agreements are in effect until September 30, 2012.  Thereafter, the agreements automatically renew each year for additional one-year periods, unless either party elects to terminate the agreement in accordance with its provisions.  While the agreements do not specify an annual salary or a target bonus for fiscal year 2010 or any subsequent year, the agreements provide that each named executive officer’s respective salary and target bonus cannot subsequently be reduced, although actual bonus payments, if any, will be based on the extent to which the applicable performance measures are met.  Subject to the limitation on reduction of salary and target bonus, the determination of salary and target bonus each year for Mr. Patz and Ms. Kurdle is left to the discretion of the Compensation and Nominating Committee.  See “Compensation Discussion and Analysis - Base Salary” and “- Bonus” above for additional information on the determination of salary and bonus for the named executive officers.  See “Potential Payments upon Termination” for information regarding provisions of the employment agreements applicable to specified events of termination.

Grants of Plan-Based Awards (Fiscal 2010)

The following table provides information regarding stock options awarded to the named executive officers during fiscal year 2010.
Name	Grant Date	All Other Option Awards (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

A. L. Giannopoulos	11/20/09	150,000	28.63	1,672,245
Gary C. Kaufman	N/A	N/A	N/A	N/A
Jennifer Kurdle	11/20/09	80,000	28.63	891,864
Kaweh Niroomand	11/20/09	100,000	28.63	1,114,830
Thomas L. Patz	11/20/09	110,000	28.63	1,226,313
Cynthia A. Russo	11/20/09	65,000	28.63	724,640

All stock options vest in three equal installments over a three-year period commencing on the first anniversary of the date of grant, except with respect to options held by Mr. Giannopoulos, which, in accordance with the terms of his employment agreement, fully vest on the first anniversary of the date of grant.  The exercise price per share is equal to the closing price per share of our Common Stock on the NASDAQ Stock Market on the date of the grant.

Mr. Giannopoulos’ employment agreement provides that, at his retirement, any options that had not yet vested at that time will vest immediately.  Further, even after his termination of employment, whether because of retirement, disability or death, his options will remain exercisable by either him or his estate, as the case may be, until the tenth anniversary of the grant date.

Outstanding Equity Awards at Fiscal 2010 Year End

The following table provides information concerning all of the unexercised stock options held by the named executive officers as of June 30, 2010.  The vesting schedule for each outstanding award is shown following this table, based on the option award grant date.

	Option Awards
		Number of Securities Underlying Unexercised Options
Name	Option Grant Date	(#) Exercisable	(#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date

A. L. Giannopoulos	11/19/04	280,000	0	16.68	11/19/14
	11/16/07	240,000	0	35.28	11/16/17
	11/21/08	150,000	0	14.67	11/21/18
	11/20/09	0	150,000	28.63	11/20/19
		670,000	150,000

Gary C. Kaufman (2)	—	—	—	—	—

	Option Awards
		Number of Securities Underlying Unexercised Options
Name	Option Grant Date	(#) Exercisable	(#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date

Jennifer Kurdle	11/18/05	60,000	0	23.71	11/18/15
	11/17/06	60,000	0	25.91	11/17/16
	11/16/07	53,333	26,667	35.28	11/16/17
	11/21/08	0	46,667	14.67	11/21/18
	11/20/09	0	80,000	28.63	11/20/19
		173,333	153,334

Kaweh Niroomand	11/18/05	120,000	0	23.71	11/18/15
	11/17/06	120,000	0	25.91	11/17/16
	11/16/07	80,000	40,000	35.28	11/16/17
	11/21/08	30,000	60,000	14.67	11/21/18
	11/20/09	0	100,000	28.63	11/20/19
		350,000	200,000

Thomas L. Patz	11/19/04	1,652	0	16.68	11/19/14
	11/18/05	160,000	0	23.71	11/18/15
	11/17/06	130,000	0	25.91	11/17/16
	11/16/07	106,666	53,334	35.28	11/16/17
	11/21/08	33,333	66,667	14.67	11/21/18
	11/20/09	0	110,000	28.63	11/20/19
		431,651	230,001

Cynthia A. Russo	11/19/04	120,000	0	16.68	11/19/14
	11/18/05	60,000	0	23.71	11/18/15
	11/17/06	60,000	0	25.91	11/17/16
	11/16/07	53,333	26,667	35.28	11/16/17
	11/21/08	18,333	36,667	14.67	11/21/18
	11/20/09	0	65,000	28.63	11/20/19
		311,666	128,334

(1)
Under the terms of the 1991 Stock Option Plan, all options, including unvested options, are exercisable for 30 days before the termination of the Plan as a result of our dissolution or liquidation or upon a reorganization, merger or consolidation in which we are not the surviving corporation, or upon the sale of substantially all of our property to another corporation.  Acceleration of the unvested options upon a change in control, as defined, is also provided in the individual option agreements with Mr. Patz.  See “Potential Payments upon Termination” for additional information.

(2)	Unvested options to purchase 120,001 shares held by Mr. Kaufman were canceled on March 31, 2010, the effective date of Mr. Kaufman’s retirement.

Option Awards Vesting Schedule (for Named Executive Officers other than A.L. Giannopoulos)

Grant Date	Vesting Schedule

11/16/07	1/3 vests each year for three years from date of grant (2008 – 2010)
11/21/08	1/3 vests each year for three years from date of grant (2009 – 2011)
11/20/09	1/3 vests each year for three years from date of grant (2010 – 2012)

Option Awards Vesting Schedule (for A.L. Giannopoulos)

Grant Date	Vesting Schedule

11/20/09	Fully vested as of one year from the date of grant (2010)

Option Exercises and Stock Vested (Fiscal 2010)

The following table provides information concerning stock options that were exercised during fiscal year 2010 by the named executive officers:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)

A. L. Giannopoulos	0	N/A
Gary C. Kaufman	429,999	3,280,744
Jennifer Kurdle	23,333	436,304
Kaweh Niroomand	0	N/A
Thomas L. Patz	80,000	1,062,736
Cynthia A. Russo	68,000	1,274,867

(1)	Determined based on the closing market price of our Common Stock on the exercise date minus the option exercise price paid for those shares.

Pension Benefits (Fiscal 2010)

Mr. Giannopoulos is the only named executive officer who participates in the SERP.  In June 2008, the Company eliminated the benefits of all participants other than those who were already vested as of June 30, 2008.  Accordingly, Messrs. Kaufman, Patz, and Mses. Kurdle and Russo no longer participate in the SERP.

Under the SERP, a participant who is vested (or his/her designated beneficiaries upon the participant’s death) will receive 10 annual payments commencing 6 months after the earlier of death or retirement on or after age 62.  A participant becomes vested after completing eight years of service and then upon the first to occur of:  (i) the participant attaining age 62 (provided the person is employed by us on his or her 62nd birthday); or (ii) a change in control of MICROS (which, under the SERP, is generally deemed to occur if a person acquires 50% or more of our outstanding shares of common stock or the combined voting power of our securities entitled to vote generally in the election of directors, or upon the occurrence of other specified corporate transactions immediately after which persons who hold 50% or more of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity did not hold our common stock before the transaction); or (iii) the participant dies before attaining age 62.

The value of benefits under the SERP is not based on years of service.  Rather, it is determined based on (1) the participant’s age at retirement or at death (as applicable), and (2) the base salary received by the participant during the 12 months immediately preceding his or her retirement or death.  The annual benefit rates are as follows:

Benefit Rate

18%	Participant’s retirement between 62nd and 63rd birthday, or death before 63rd birthday
21%	Participant’s retirement or death after 63rd birthday but before 64th birthday
24%	Participant’s retirement or death after 64th birthday but before 65th birthday
30%	Participant’s retirement or death after 65th birthday

The benefit rate is multiplied by the participant’s base salary for the twelve months before termination of employment to determine the annual payment amount.  Because Mr. Giannopoulos is over 65 years of age, he is entitled to receive annual payments equal to 30% of his base salary for the 12 months before his termination of employment.

Based on his base salary for fiscal 2010, Mr. Giannopoulos would have received an annual benefit of $600,000 if his employment terminated on June 30, 2010.

As of June 30, 2010, the present value of accumulated benefits under the SERP for each of the named executive officers was as follows:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

A. L. Giannopoulos	SERP	N/A	4,016,178	0
Gary C. Kaufman	SERP	N/A	N/A	N/A
Jennifer Kurdle	SERP	N/A	N/A	N/A
Kaweh Niroomand	SERP	N/A	N/A	N/A
Thomas L. Patz	SERP	N/A	N/A	N/A
Cynthia A. Russo	SERP	N/A	N/A	N/A

(1)
Assumptions used to measure present value of accumulated benefit as of June 30, 2010 are retirement on or after age 65, the named executive officer’s base salary remaining constant at fiscal year 2010 amounts and discount rate of 4.4%, which is based on the internal rate of return for a portfolio of high-quality bonds (Moody’s Aa Corporate bonds) with maturities that are consistent with projected future cash flows.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not currently offer any nonqualified defined contribution or other nonqualified deferred compensation plans.

Potential Payments upon Termination

In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change in control.  The information in this section does not include information relating to the following:

•	distributions under the SERP – see “Pension Benefits (Fiscal 2010) for information regarding this plan;

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including under our 401(k) Retirement Plan;

•	options that vested before the termination event – see the Outstanding Equity Awards at 2010 Fiscal Year End table.

Termination Payments under Employment Agreements

Under the terms of Mr. Giannopoulos’ employment agreement, if he is terminated other than for “good cause” or if he resigns for “good reason,” he would be eligible to receive payment of all of the salary and target bonus payments provided for in his employment agreement for the period beginning on the date of termination of employment and ending on June 30, 2014.

Mr. Patz and Ms. Kurdle are entitled to certain benefits upon termination in accordance with the terms of their employment agreements.  If Mr. Patz or Ms. Kurdle, are terminated other than for “good cause” or if they resign for “good reason,” then the executive would be eligible to receive all base salary through the then-current expiration date of their employment agreement plus three times the target bonus for which they were eligible for the fiscal year in which their employment was terminated.

Under the employment agreement, “good cause” is generally defined as (i) felony conviction, (ii) a breach of the confidentiality or non-compete clauses in the agreements, or (iii) a material failure to perform the employee’s duties not cured within a specified notice-and-cure period.  “Good Reason” is generally defined as (i) our assignment to the employee of material duties inconsistent with his position, (ii) our efforts to reduce the employee’s salary, target bonus, or fringe benefits without the consent of the employee, or (iii) our failure to obtain the agreement of any successor-in-interest to assume our obligations under the agreement.

Termination Payments in Connection with a Change of Control

Pursuant to his employment agreement, Mr. Giannopoulos is eligible to receive a termination payment equal to the aggregate balance of his salary and bonus for the remaining term of his Employment Agreement upon a change of control, which occurs when a “person, firm or group … by virtue of his or their acquisition or ownership of at least twenty percent (20%) of the Common Stock of the Company, shall have the power to control and direct the management and business affairs of the Company.”

Mr. Patz is entitled to receive termination payments if he terminates his employment within 30 days following the change of control.  Under the agreement, a change of control generally occurs (a) when a person or entity owns at least 40% or more of our voting stock, unless in a transaction in which MICROS becomes a subsidiary of another corporation, our shareholders immediately before the transaction beneficially own, immediately after the transaction, more than 60% of the voting power of the parent company, (b) the consummation of a merger or consolidation of MICROS with another corporation where the shareholders of MICROS immediately before the transaction will not own, immediately after the transaction at least 60% of the voting power of the resulting entity or where the members of the Board of Directors immediately before the transaction would not constitute a majority of the board immediately after the transaction, (c) a sale or other disposition of all or substantially all of our assets, or our liquidation or dissolution, or (d) a change in the board of directors such that a majority of the new members of the board are different than the directors who were members before the election, unless the election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors before the election.  The change of control payment equals 2.99 times the sum of (i) his highest annual base salary before his date of termination and (ii) his eligible target bonus for the fiscal year of his termination.

In addition, under the terms of the 1991 Stock Option Plan, except as noted below, all options, including unvested options, are exercisable for 30 days before the termination of the plan as a result of our dissolution or liquidation, upon a reorganization, merger or consolidation in which we are not the surviving corporation, or upon the sale of substantially all of our property to another corporation.  This provision will not apply if an arrangement is made in connection with the transaction for assumption of the options by, or exchange of options for options of a successor employer, subject to appropriate adjustments.  Acceleration of the unvested options upon a change in control, as defined, is also provided in the individual option agreements with Mr. Patz.

None of the named executive officers has any contractual entitlement to receive tax gross up payments in connection with a change in control payment.

The following table shows the amounts that under employment agreements with the named executive officers (other than Mr. Niroomand and Ms. Russo, who do not have employment agreements) would be paid to each named executive officer in case of the indicated termination of employment events, assuming that the termination occurred on June 30, 2010 (the last business day of fiscal 2010).

			Resignation or Termination In Connection With a Change of Control
Name	Termination by Company Without Good Cause ($)	Resignation for Good Reason ($)	Cash Payment ($)	Value of Unvested Options ($)(1)

A. L. Giannopoulos	16,000,000	16,000,000	16,000,000	486,000
Gary C. Kaufman (2)	N/A	N/A	N/A	N/A
Jennifer Kurdle	2,400,000	2,400,000	0	1,061,872
Kaweh Niroomand	0	0	0	1,356,000
Thomas L. Patz	4,290,000	4,290,000	4,275,700	1,503,072
Cynthia A. Russo	0	0	0	841,272

(1)
The amounts in this column represent the value of unvested options that would vest in connection with a change in control, as described above.  The value of the unvested options represents the product of the difference between the closing price of our Common Stock as of June 30, 2010 and the option exercise price for those unvested option shares outstanding as of June 30, 2010, multiplied by the number of unvested options.

(2)
Mr. Kaufman voluntarily retired from MICROS on March 31, 2010, and his resignation was not a Resignation for Good Reason as defined in his employment agreement; accordingly, he no longer is eligible to receive the termination payments described above.

Other Amounts and Benefits Payable upon or in connection with Termination

In accordance with the terms of his employment agreement, Mr. Giannopoulos and his spouse are entitled to continue to receive, for a period of up to ten years following the termination of expiration of his employment agreement, medical coverage through the Company (or generally comparable coverage) provided that Mr. Giannopoulos (or, upon his death, his spouse) pays to the Company an amount equal to the full COBRA premiums in effect at that time.  Also, upon and after termination, Mr. Giannopoulos is entitled to the benefits referenced above under “Grants of Plan-Based Awards (Fiscal 2010).”

Director Compensation (Fiscal 2010)

Directors other than Messrs. Giannopoulos and Brown received a fee of $5,000 per quarter for Board service, and $1,500 for each Board meeting attended.  In addition, each member of a Board committee received an additional $1,500 for each committee meeting attended, and the Chairman of the Audit Committee received an additional fee of $3,000 per quarter because he has additional review responsibilities and because he must also participate in certain financial review meetings with the Finance Department and PricewaterhouseCoopers LLP, our independent registered public accounting firm.  The table below provides information regarding director compensation in fiscal 2010, which reflects the standard compensation described above.  The table does not include compensation for reimbursement of travel expenses related to attending board and board committee meetings, or other reasonable out-of-pocket expenses arising from Board service.

We have determined that any Director who is not “independent,” as defined by the rules of the NASDAQ Stock Market, will not be entitled to receive any fees associated with serving on the Board of Directors, or any of its committees, other than reimbursement for actual and usual costs and expenses associated with Board service.  Accordingly, neither Mr. Giannopoulos nor Mr. Brown received additional compensation for serving as directors during fiscal year 2010.  See the Summary Compensation Table and other tables above for information regarding compensation of Mr. Giannopoulos.  Mr. Brown participates in the SERP.

Name	Fees Earned ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)

Louis M. Brown, Jr.	0	N/A	N/A	N/A	0	(1)	60,000	(2)	60,000
B. Gary Dando	44,000	N/A	N/A	N/A	N/A		N/A		44,000
F. Suzanne Jenniches	36,500	N/A	N/A	N/A	N/A		N/A		36,500
John G. Puente	36,500	N/A	N/A	N/A	N/A		N/A		36,500
Dwight S. Taylor	30,500	N/A	N/A	N/A	N/A		N/A		30,500

(1)
The present value of accumulated and unpaid benefits under the SERP for Mr. Brown as of June 30, 2010, was $397,375.  For additional information on the assumptions underlying the present value of accumulated benefit as of June 30, 2010, see Note 16 of the Company’s financial statements in the Form 10-K for the fiscal year ended June 30, 2010, as filed with the SEC.

(2)	Constitutes payment to Mr. Brown under the SERP, based on 24 percent of the fee received by Mr. Brown under a consulting agreement with MICROS that expired at the end of fiscal 2008.

Cash Compensation Detail

The following table provides information regarding the nature of fees earned or paid in cash for each director who received such fees.

Name	Overall Board Service Fees ($)	Board Meeting Fees ($)	Audit Committee Fees ($)(2)		Compensation and Nominating Committee Fees ($)	Total ($)

Louis M. Brown, Jr.	0	0	N/A		N/A	0
B. Gary Dando	20,000	6,000	18,000	(1)	N/A	44,000
F. Suzanne Jenniches	20,000	6,000	6,000		4,500	36,500
John G. Puente	20,000	6,000	6,000		4,500	36,500
Dwight S. Taylor	20,000	6,000	N/A		4,500	30,500

(1)
Mr. Dando’s Audit Committee fees consist of $1,500 for each of the four formal scheduled meetings held during fiscal year 2010, and the additional fee of $3,000 per quarter for serving as the Chairman of the Audit Committee.

(2)	No fees were paid to the Audit Committee members for their attendance and participation in the two ad hoc meetings held during fiscal year 2010.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial statements and the financial reporting process, and for an assessment of the effectiveness of the Company’s internal control over financial reporting.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with generally accepted auditing standards and for issuing a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed with management and with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the audited financial statements for the fiscal year ended June 30, 2010.  The Audit Committee has also discussed with the Company’s internal auditors and with PricewaterhouseCoopers LLP the overall scope of and plans for their respective audits.

The Audit Committee has met with the internal auditors and with PricewaterhouseCoopers LLP, separately and together, with and without management present, to discuss the Company’s financial reporting process and internal accounting controls in addition to the other matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, relating to communications with audit committees.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding that firm's communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm's independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2010, be included in the Company’s Annual Report on Form 10-K, for filing with the Securities and Exchange Commission.

B. GARY DANDO (Chairman)
JOHN G. PUENTE and F. SUZANNE JENNICHES
Members of the Audit Committee

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

This section discusses certain direct and indirect relationships involving the Company and its named executive officers.

The Company’s Board of Directors has adopted a written policy for review and approval, ratification or rejection of related person transactions.  Related person transactions are transactions (i) involving an amount exceeding $120,000, (ii) in which MICROS or any of its controlled subsidiaries participates and (iii) in which a director, director nominee, executive officer, holder of more than five percent of our outstanding shares, or any immediate family member of any of the foregoing, has a direct or indirect material interest.  The policy includes procedures under which directors, director nominees and executive officers must provide information to the General Counsel before entry into a related person transaction.  If the transaction is subject to the policy, it is considered by the Audit Committee, which may approve or reject the transaction.  The policy also has procedures for Audit Committee consideration of ratification of related person transactions that occur without its prior approval as well as inquiries designed to minimize the possibilities of future occurrences without prior Audit Committee approval.  The Audit Committee will approve a related person transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of the Company.

During fiscal year 2010, Ms. Kurdle’s spouse, Kyle Kurdle (who has been an employee of the Company since 1991) served as the Company’s General Manager, Mid-Atlantic District, and earned approximately $166,000 in base salary and bonus.  His compensation was commensurate with his peers.  As required by the related person transaction policy, the Audit Committee reviewed and approved Mr. Kurdle’s employment arrangement for fiscal year 2010.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)

The Audit Committee of the Company’s Board of Directors has selected the firm of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2011.  The ratification of its selection is to be voted upon at the Annual Meeting.  PwC has served as the Company’s auditors since August 1990. It is expected that representatives of PwC will be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if they so desire.  If the shareholders do not ratify the Audit Committee’s selection of PwC, the Audit Committee will consider the selection of another independent registered public accounting firm.

The following is a summary of PwC fees incurred by the Company for fiscal years 2010 and 2009 for audit and other professional services:

($ in thousands)	2010	2009

AUDIT FEES include fees for the annual audit of the consolidated financial statements and of the effectiveness of the company’s internal control over financial reporting, the review of interim consolidated financial statements, required statutory audits of certain foreign subsidiaries and assistance with SEC filings	$3,560	$2,881
ALL OTHER FEES include license fees for online financial reporting and assurance literature	2	2
TOTAL FEES	$3,562	$2,883

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the 2011 fiscal year.

AMENDMENT TO THE 1991 STOCK OPTION PLAN
(INCREASE IN THE NUMBER OF SHARES ISSUABLE UNDER THE PLAN)
(PROPOSAL 3)

The 1991 Stock Option Plan initially was approved by shareholders at the 1991 Annual Meeting.  Past amendments approved by shareholders have increased the number of shares authorized for issuance under the 1991 Stock Option Plan to 36,400,000 shares, after giving effect to stock splits effected in the form of stock dividends.  At the Annual Meeting, the shareholders will consider the adoption of an amendment to the 1991 Stock Option Plan to authorize the issuance of an additional 1,200,000 shares of Common Stock under the 1991 Stock Option Plan.  The increase is being requested to assure that the Company has a sufficient number of shares available to compensate, reward and provide incentives to current employees, and also to recruit new employees.

If this proposal is approved by the shareholders at the 2010 Annual Meeting, the total number of shares reserved for issuance under the plan will increase to 37,600,000.  As of August 31, 2010, 26,586,119 shares have been issued upon exercise of options and 4,261,838 shares underlie currently exercisable options.  As of August 31, 2010, the closing market price for the Company’s Common Stock was $38.10 per share.

The Company last sought and obtained the approval of the shareholders to authorize additional shares of Common Stock at the 2009 Annual Meeting of Shareholders.  The affirmative vote of a majority of all votes cast by shareholders at the Annual Meeting is required to adopt the amendment to the 1991 Stock Option Plan.  The principal features of the 1991 Stock Option Plan, as proposed to be amended, are summarized below.  The summary is qualified by reference to the complete text of the 1991 Stock Option Plan, as proposed to be amended, which is attached as Exhibit A.

Purpose

The purposes of the 1991 Stock Option Plan are:  (i) to provide a performance incentive to and to encourage ownership of MICROS stock by key employees of the Company and its subsidiaries (including officers and directors) so that they may acquire a (or increase their) proprietary interest in the Company and (ii) to encourage these persons to remain in the employ of the Company or its subsidiaries.

Administration

The 1991 Stock Option Plan may be administered by the Board of Directors or a committee appointed by the Board of Directors (the “Administrating Committee”).  Currently, the Compensation and Nominating Committee of the Board of Directors serves as the Administrating Committee.  The members of the Administrating Committee must be “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.  The Administrating Committee determines the persons to whom options are granted and the terms of the options, including the number of shares covered by each option, vesting provisions and expiration date.

Authorized Shares; Grant Limit

An aggregate of 36,400,000 shares have been authorized for issuance under the 1991 Stock Option Plan over the past 19 years.  The Company is seeking shareholder approval to amend the plan to increase the aggregate number of authorized shares by 1,200,000 to 37,600,000.  The aggregate number of authorized shares will in any event be subject to adjustment in the event of a merger, consolidation, recapitalization, stock dividend, stock split or combination of shares, or similar transactions.  The maximum number of shares subject to options that may be granted during a fiscal year to any individual is 400,000 shares, subject to adjustment as described in the preceding sentence.

Duration, Amendment and Termination

The 1991 Stock Option Plan became effective as of September 23, 1991, and will terminate on December 31, 2014, unless sooner terminated by the Board of Directors.  The Board of Directors may amend the 1991 Stock Option Plan, but no amendment to the 1991 Stock Option Plan may be made without shareholder approval if the amendment would (i) change the minimum option prices set forth in the 1991 Stock Option Plan, (ii) increase the maximum term of options, (iii) materially increase the benefits accruing to the participants under the 1991 Stock Option Plan, (iv) materially increase the number of shares of Common Stock that may be subject to options under the 1991 Stock Option Plan, or (v) materially modify the requirements as to eligibility under the 1991 Stock Option Plan.

Eligibility

The 1991 Stock Option Plan provides for the grant of options to non-employee directors, officers and other key employees of the Company and its subsidiaries.  As described below, non-employee directors may be granted only non-qualified options.  In fiscal year 2010, 168 officers and other employees had been granted options under the 1991 Stock Option Plan.  As of June 30, 2010, we employed 4,646 full-time employees.

Awards under the 1991 Stock Option Plan

The 1991 Stock Option Plan provides for the grant of incentive stock options as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and other options, which are referred to as “non-qualified” options.  If an option expires without being exercised in full, the shares of Company Common Stock underlying options that were not exercised will again be available for grant under the 1991 Stock Option Plan.  The type and term of each option granted under the 1991 Stock Option Plan are determined by the Administrating Committee.  The option exercise price per share cannot be less than the last sale price on the date of grant reported for the Common Stock on the NASDAQ Stock Market.  An option may contain other provisions not inconsistent with the terms of the 1991 Stock Option Plan that the Administrating Committee deems appropriate, including a term that enables the Company to purchase an option for cash, provided that any cash payment may not exceed an amount per share in excess of the difference between the closing fair market value per share and the option exercise price on the date of acquisition.

Exercise of Options

An optionee may exercise an option by delivery to the Company of the exercise price, which must be paid either:  (i) in cash or by check; or (ii) at the discretion of the Administrating Committee, by delivery of previously owned shares of Common Stock, by a combination of cash and Common Stock, or through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board.  The term of an option may not exceed ten years.  An option is exercisable in such installments and at such times during its term as determined by the Administrating Committee.  With respect to incentive stock options, the aggregate fair market value of shares underlying options that first may become exercisable by an optionee during any year may not exceed $100,000.

Effect of Termination of Employment

Except as otherwise determined by the Administrating Committee, the following terms will apply upon an optionee’s termination of employment or service as a non-employee Director.

•
If the optionee’s employment (or service as a non-employee Director) terminates by reason of death, all options granted prior to death become fully exercisable and may be exercised by the optionee’s estate within one year after the date of such death but not later than the date on which the options would otherwise expire.  An “optionee’s estate” means the optionee’s legal representative or any person who acquires the right to exercise an option by reason of the optionee’s death.

•
If the optionee’s employment (or service as a non-employee Director) is terminated as a result of disability, all options held by the optionee become fully exercisable and may be exercised within one year after termination but not later than the date on which the options would otherwise expire.

•
If an optionee retires on or after age 62, all options held by the optionee become fully exercisable and may be exercised for a period of three months after such retirement, but not later than the date on which the options would otherwise expire; if the optionee dies during the three month period, the optionee’s estate may exercise the option until the first anniversary of the date of the optionee’s retirement, but no later than the date on which such options would otherwise expire.

•
If an optionee’s employment (or service as a non-employee Director) terminates for any reason other than for retirement, death or disability, the options held by the optionee, to the extent exercisable as of the date of termination, may be exercised at any time during the thirty (30) day period immediately following the date of termination, but not after the date on which such options would otherwise expire.  However, if termination is on account of misconduct or any act that is adverse to the Company, all options will expire as of the date of termination.

Restriction on Transfer

Options are transferable only by will or by the laws of descent and distribution.  During an optionee’s lifetime, an option may be exercised only by the optionee.

Federal Income Tax Treatment

The following is only a general description of the application of federal income tax laws to grants under the 1991 Stock Option Plan.  This discussion is intended for the information of shareholders and not as tax guidance to participants, as the consequences may vary with the types of grants made, the identity of the participants and the method of payment or settlement.  The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

Incentive Stock Options
Incentive stock options under the 1991 Stock Option Plan are intended to meet the requirements of Section 422 of the Code.  There are no tax liabilities to the optionee upon the grant of an incentive stock option.  In general, if an optionee acquires stock upon the exercise of an incentive stock option, no taxable income will result upon such exercise and the Company will not be allowed a deduction as a result of such exercise provided the optionee makes no disposition of the stock within two years from the date of grant and one year after the option is exercised.  Under those circumstances, the basis to the optionee of shares acquired on the exercise of an incentive stock option will be equal to the exercise price, and any gain or loss realized upon the sale of the shares acquired will be treated as a capital gain or loss, as applicable.  Although the exercise of an incentive stock option will not result in regular income tax liability to an optionee, it may subject the optionee to alternative minimum tax liability.

If the optionee fails to satisfy the one- or two-year holding periods described above, the optionee will be treated as having received ordinary income at the time of the disposition of the stock generally equal to the excess of the value of the stock on the date of exercise (or, if less, the amount realized from the disposition) over the exercise price.  Any gain in excess of the amount treated as ordinary income will be treated as capital gain.  The Company will be entitled to a deduction for the amount taxable to the optionee as ordinary income.

Non-Qualified Options
There are no tax liabilities to the optionee upon the grant of a non-qualified option.  In general, an optionee who exercises a non-qualified option will recognize ordinary income in an amount equal to excess of the fair market value of the shares on the date of exercise over the exercise price, and the Company will be entitled to a deduction in the same amount.  The optionee’s basis in such shares will generally be the fair market value on the date of exercise, and when the optionee disposes of the shares, he or she will recognize capital gain or loss.

The Board of Directors recommends a vote FOR the proposal to amend the MICROS Systems, Inc. 1991 Stock Option Plan to authorize the issuance of an additional 1,200,000 shares of Common Stock under the Option Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and Directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership with the SEC.

To our knowledge, based on information provided to us, Directors and greater than 10% beneficial owners satisfied applicable filing requirements during fiscal year 2010.

EQUITY COMPENSATION PLAN INFORMATION

	As of June 30, 2010
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans
approved by security holders	6,573,716	$24.06	3,496,581

Equity compensation plans not
approved by security holders	N/A	N/A	N/A

Total	6,573,716	$24.06	3,496,581

SUBMISSION OF SHAREHOLDER PROPOSALS

Any proposals submitted by Shareholders for inclusion in the Company’s proxy statement and proxy for the 2011 Annual Meeting of Shareholders of the Company must be addressed to the attention of the Corporate Secretary c/o MICROS Systems, Inc., 7031 Columbia Gateway Drive, Columbia, Maryland 21046, and received no later than June 15, 2011.  Such proposals must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion.

In connection with any proposal submitted by a Shareholder for consideration at the 2011 Annual Meeting of Shareholders, other than proposals submitted for inclusion in the Company’s proxy statement and proxy, the persons named in the form of proxy provided by the Company may exercise discretionary voting authority with respect to proxies solicited for that meeting, without inclusion in the proxy statement of advice on the nature of the matter and how such persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by the Company at the address included in the preceding paragraph by August 29, 2011.

OTHER MATTERS

The Board of Directors is not aware of any matters other than those discussed herein that are to be presented for action at the Annual Meeting.  If any other business properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote in regard to those matters according to their discretion.

By Order of the Board of Directors,

Columbia, Maryland	/s/Thomas L. Patz
October 13, 2010	Thomas L. Patz, Executive Vice President,
Strategic Initiatives, General Counsel and
Corporate Secretary

EXHIBIT A
MICROS SYSTEMS, INC.
1991 STOCK OPTION PLAN
(REFLECTING THE PROPOSED AMENDMENT)

1.  PURPOSE OF PLAN.  The purpose of the MICROS Systems, Inc. 1991 Stock Option Plan, as amended (the “Plan”), is to serve as a performance incentive and to encourage the ownership of MICROS Systems, Inc. (the “Company”) stock by key employees of the Company and its subsidiaries (including officers and directors) so that the person to whom the option is granted may acquire a (or increase his or her) proprietary interest in the Company and its subsidiaries and in order to encourage such person to remain in the employ of the Company or its subsidiaries.  In addition, nonemployee directors may participate in the Plan as provided herein.  Options granted pursuant to the Plan may consist of incentive stock options (“ISOs”) (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) and nonqualified options.

2.  ADMINISTRATION.  The Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors; except that if and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board of Directors.  The Committee shall consist of not less than two (2) members of the Board of Directors.  Members of the Committee shall be “non-employee directors” (within the meaning of Rule 240.16(b)-3 of the Securities and Exchange Commission).  The Committee shall determine the purchase price of the stock covered by each option, the employees and nonemployee directors to whom, and the time or times at which, options shall be granted, the number of shares to be covered by each option, and the term of each option.  In addition, the Committee shall have the power and authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective option agreements (which need not be identical) and to make all other determinations deemed necessary or advisable for the administration of the Plan.  If the Committee is appointed, the Board of Directors shall designate one of the members of the Committee as chairman and the Committee shall hold meetings at such times and places as it shall deem advisable.  A majority of the Committee members shall constitute a quorum.  All determinations of the Committee shall be made by a majority of its members.  Any decision or determination reduced to writing and signed by all the Committee members shall be fully as effective as if it had been made by a vote at a meeting duly called and held.  The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.  EFFECTIVENESS AND TERMINATION OF PLAN.

(a)	The Plan shall become effective as of September 23, 1991.

(b)
This Plan shall terminate on the earliest of (i) December 31, 2014, (ii) the date when all shares of the Company’s Common Stock (the “Shares”) reserved for issuance under the Plan have been acquired through the exercise of options granted under the Plan, or (iii) such earlier date as determined by the Board of Directors.  Any option outstanding under the Plan at the time of the Plan’s termination shall remain in effect in accordance with its terms and conditions and those of the Plan.

4.  GRANTEES.  Subject to Section 2, options may be granted to key employees (including directors and officers) and nonemployee directors of the Company and its subsidiaries as determined by the Committee (each such employee or director, a “Grantee”); provided, however, ISOs shall only be granted to employees.

5.  THE SHARES.  Subject to Section 7, the aggregate number of Shares which may be issued under the Plan shall be 37,600,000.  Such number of Shares may be set aside out of the authorized but unissued Common Stock not reserved for any other purpose or out of Common Stock held in or acquired for the treasury of the Company.  If all or part of an expired option is unexercised, the Shares which were not exercised may again be available for grant under the Plan.

6.  GRANT, TERMS AND CONDITIONS OF OPTIONS.  Options may be granted by the Committee at any time and from time to time prior to the termination of the Plan.  Except as hereinafter provided, options granted pursuant to the Plan shall be subject to the following terms and conditions.

(a)
Price.  The purchase price of the Shares subject to an option shall be no less than the fair market value of the Shares at the time of grant; provided, however, if an ISO is granted to a person owning Common Stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company as defined in Section 422 of the code (“10% Shareholder”), the purchase price shall be no less than 110% of the fair market value of the Shares.  The fair market value of the Shares shall be determined by and in accordance with procedures to be established by the Committee, whose determination shall be final.  If the Common Stock is admitted to trading on a national securities exchange on the date the option is granted, fair market value shall not be less than the last sales price reported for the Common Stock on such exchange on such date or on the last date preceding such date on which a sale was reported.  Except as set forth in the following sentence, the exercise price shall be paid in full in United States dollars in cash or by check at the time of exercise.  At the discretion of the Committee, the exercise price may be paid (i) by delivery of Common Stock already owned by, and in possession of, the Grantee; (ii) by delivery of any combination of United States dollars or Common Stock or (iii) through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board or any successor regulation of the agency then responsible for administering margin regulations pertaining to securities brokers.

(b)
Limit on Incentive Option Amount.  Notwithstanding any provisions contained herein to the contrary, the Shares covered by an ISO granted to a Grantee which are exercisable for the first time during any calendar year shall not exceed the $100,000 limitation in Section 422 of the Code.

(c)
Duration and Exercise of Options.  An option may be granted for a term as determined by the Committee but not exceeding ten (10) years from the date of grant; provided, however, the term of an ISO granted to a 10% Shareholder may not exceed five (5) years.  Options shall be exercised at such time and in such amounts (up to the full amount thereof) as may be determined by the Committee at the time of grant.  If an option is exercisable in installments, the Committee shall determine what events, if any, will accelerate the exercise of the option.

The Plan shall be subject to approval by the Company’s shareholders within one (1) year from the date on which it was adopted.  Prior to such shareholder approval, options may be granted under the Plan, but any such option shall not be exercisable prior to such shareholder approval.  If the Plan is not approved by the Company’s shareholders, the Plan shall terminate and all options theretofore granted under the Plan shall terminate and become null and void.

(d)
Termination of Employment.  Except as otherwise determined by the Committee, upon the termination of a Grantee’s employment (or service as a nonemployee director), the Grantee’s rights to exercise an option shall be as follows:

(i)
If the Grantee’s employment (or service as a nonemployee director) is terminated on account of total and permanent disability (pursuant to the Company’s long-term disability plan for Grantees who are employees) and as defined in Section 22(e)(3) of the Code), any option shall become fully (100%) vested as of the date of termination and may be exercised by the Grantee (or by the Grantee’s estate if the Grantee dies after termination) at any time within one (1) year after termination on account of disability but in no event after the expiration of the term of the option.

(ii)
In the case of a Grantee whose employment (or service as a nonemployee director) is terminated by death, any option shall become fully (100%) vested as of the date of death and the Grantee’s estate shall have the right for a period of one (1) year following the date of such death to exercise the option but in no event after the expiration of the term of the option.

(iii)
In the case of a Grantee who retires from the Company and its subsidiaries after attaining age 62, an option shall become fully (100%) vested as of the date of retirement and the Grantee may, within the three-month period following retirement, exercise such option but in no event after the expiration of the term of the option.  If the Grantee dies during such three-month period, the Grantee’s estate may exercise such option during the period ending on the first anniversary of the Grantee’s retirement but in no event after the expiration of the term of the option.

(iv)
In the case of a Grantee whose employment with the Company and its subsidiaries (or service as a nonemployee director) is terminated for any reason other than death, disability or retirement, the Grantee (or the Grantee’s estate in the event of the Grantee’s death after such termination) may, within the 30-day period following such termination, exercise an option to the extent the right to exercise had accrued prior to such termination but in no event after the expiration of the term of the option. Notwithstanding the foregoing, if the Grantee’s termination of employment is on account of misconduct or any act that is adverse to the Company, the Grantee’s option shall expire as of the date of termination of employment.

(v)
A Grantee’s “estate” shall mean the Grantee’s legal representative or any person who acquires the right to exercise an option by reason of the Grantee’s death.  The Committee may in its discretion require the transferee of a Grantee to supply it with written notice of the Grantee’s death or disability and to supply it with a copy of the will (in the case of the Grantee’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an option.  The Committee may also require the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

(e)	Transferability of Option. Options shall be transferable only by will or the laws of descent and distribution and shall be exercisable during the Grantee’s lifetime only by the Grantee.

(f)
Form, Modification, Extension and Renewal of Options.  Subject to the terms and conditions and within the limitations of the Plan, an option shall be evidenced by such form of agreement as is approved by the Committee, and consistent with the terms hereof.  Notwithstanding the foregoing, no modification of an option shall, without the consent of the Grantee, alter or impair any rights or obligations under any option theretofore granted under the Plan nor shall any modification be made which shall adversely affect the status of an ISO as an incentive stock option under Section 422 of the Code.

(g)
Minimum Number of Shares.  The minimum number of Shares for which an option may be exercised at any time shall be 100 shares, unless the unexercised portion of the option covers a lesser number of Shares.

(h)
Maximum Number of Shares.  Subject to adjustments as provided in Section 7(a) hereof, the maximum number of Shares subject to options that may be granted hereunder during any one fiscal year of the Company to any one individual shall be limited to 400,000 Shares.

(i)
Other Terms and Conditions.  Options may contain such other provisions, which shall not be inconsistent with any of the foregoing terms of the Plan, as the Committee shall deem appropriate, including a provision permitting the Company or a subsidiary to reacquire an option for cash, provided that any cash payment is in an amount per share not in excess of the difference between the closing fair market value of the share on the day of acquisition and the option exercise price of the share being acquired.

7.  CAPITAL STRUCTURE CHANGES.

(a)
If the outstanding shares of the Company’s Common Stock are increased, decreased or changed into, or exchanged for a different number or kind of shares or securities of the Company, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or the like, the Board of Directors shall make appropriate and proportionate adjustments in the number, kinds and limits of shares available for options pursuant to the Plan or subject to any outstanding options and in the purchase price therefore.  The determination of the Board of Directors as to such adjustments shall be conclusive.

(b)
Fractional Shares resulting from any adjustment in options pursuant to Section 7 shall be eliminated at the time of exercise by rounding-down for fractions less than one-half (1/2) and rounding-up for fractions equal to or greater than one-half (1/2).  No cash settlements shall be made with respect to fractional Shares eliminated by rounding.  Notice of any adjustments shall be given by the Committee to each Grantee whose option has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

(c)
Upon dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation in which the Company is not the surviving corporation, or upon the sale of substantially all of the property of the Company to another corporation, the Plan and options issued thereunder shall terminate, unless provision is made in connection with such transaction for the assumption of options theretofore granted, or the substitution for such options of new options of the successor employer corporation or a parent or subsidiary thereof, with appropriate adjustment as to the number and kinds of shares and the per share exercise price.  In the event of such termination, all outstanding options shall be exercisable in full for at least 30 days prior to the termination date whether or not otherwise exercisable during such period.

(d)
Options may be granted under this Plan from time to time in substitution for similar options held by employees of corporations who become or are about to become employees of the Company or a subsidiary as the result of a merger or consolidation, the acquisition by the Company or a subsidiary of the assets of the employing corporation, or the acquisition by the Company or a subsidiary of the fifty percent (50%) or more of the stock of the employing corporation causing it to become a subsidiary.

8.  SECURITIES LAW REQUIREMENTS.  No option granted pursuant to this Plan shall be exercisable in whole or in part nor shall the Company be obligated to sell any Shares subject to any such option if such exercise or sale, in the opinion of counsel for the Company, violates the Securities Act of 1933 (or other federal or state statutes having similar requirements).  Each option shall be subject to the further requirement that, if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Shares subject to such option under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the granting of such option or the issuance of Shares thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.  The Committee may require each person purchasing Shares pursuant to an option to represent to and agree with the Company in writing that he is acquiring the Shares without a view to distribution thereof.  The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.  All certificates for Shares delivered under the Plan shall be subject to stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

9.  AMENDMENTS.  The Board of Directors may amend or terminate the Plan in whole or in part as it deems appropriate and proper; provided, however, except as provided in Section 7, (i) without shareholder approval no action may be taken which changes the minimum option price, increases the maximum term of options, materially increases the benefits accruing to Grantees under the Plan, materially increases the number of Shares which may be subject to options pursuant to this Plan, or materially modifies the requirements as to eligibility for participation hereunder, and (ii) without the consent of the Grantee, no action may be taken which adversely affects the rights of such Grantee concerning an option.

10.  NO EMPLOYMENT RIGHT.  Neither this Plan nor any action taken hereunder shall be construed as giving any right to any individual to be retained as an officer or employee of the Company or any of its subsidiaries.

11. INDEMNIFICATION.  Each person who is or at any time serves as a member of the Board of Directors or the Committee shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under this Plan and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to this Plan.  Each person covered by this indemnification shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend the same on such person’s own behalf.  The foregoing persons may be entitled to other indemnities under the charter or by-laws of the Company or any of its subsidiaries, as a matter of law, or under any power that the Company or a subsidiary may have.

12.  GOVERNING LAW.  Except to the extent preempted by federal law, all matters relating to this Plan or to options granted hereunder shall be governed by the laws of the State of Maryland.

13.  EXPENSES; PROCEEDS.  The expenses of implementing and administering this Plan shall be borne by the Company and its subsidiaries.  Proceeds from the sale of Common Stock under the Plan shall constitute general funds of the Company.

14.  TITLES AND HEADINGS.  The titles and headings of the Sections in this Plan are for convenience of reference only; in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.